Travel Ports of America, Inc.
                        3495 Winton Place, Building C
                         Rochester, New York 14623


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                               October 28, 1997



The Annual Meeting of the Shareholders of Travel Ports of America, Inc., a
New York corporation, will be held at the Gateway Banquet & Conference Center, 4853 West Henrietta Road, Henrietta, New York 14467, on Tuesday, October 28, 1997, at 9:00 a.m. (local time), for the purpose of considering and acting upon the following:

	1. The election of directors;

	2. The transaction of such other business as properly may come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on September 12, 1997 are entitled to notice of and to vote at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. However, whether or not you plan to attend, you are urged to sign, date and return promptly the enclosed proxy in the accompanying envelope.


By Order of the Board of Directors

William Burslem III
Secretary



September 29, 1997


                           TRAVEL PORTS OF AMERICA, INC.
                           3495 Winton Place, Building C
                            Rochester, New York 14623

                                 PROXY STATEMENT

            FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 28, 1997

	This proxy statement is furnished to the shareholders of Travel Ports of America, Inc. in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held October 28, 1997, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
	Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date, and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted. All shares represented by duly executed proxies in the accompanying form will be voted unless they are revoked prior to the voting thereof.
	The close of business on September 12, 1997 is the record date for the determination of shareholders entitled to vote at the Annual Meeting of the Shareholders. The stock transfer books will not be closed. As of July 15, 1997, there were outstanding and entitled to be voted at such meeting 5,582,765 shares of Common Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock held on the record date.
	A copy of the Company's Annual Report to Shareholders for the fiscal year ended April 30, 1997, has been included with this proxy statement and the accompanying proxy.
	The solicitation of the accompanying proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, solicitation of proxies may be made by telephone or telegram by officers or regular employees of the Company.

                              ELECTION OF DIRECTORS

                       Nominees for Election as Directors

	Seven directors of the Company are to be elected to hold office until the next annual election and until their respective successors have been duly elected and qualified. Certain information with respect to the nominees for election of directors proposed by the Company is set forth below. Should any one or more of the persons named be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.
	The Board of Directors recommends a Vote FOR the election of all nominees for director.

                       Biographical Summaries of Nominees
                                                               Served as
Name, Principal Occupation                                Age  Director Since
E. Philip Saunders, Chairman of The Board of Directors
        of the Company and Chief Executive Officer         60     1979

John M. Holahan, President of the Company                  57     1979

William Burslem III, Vice President, Secretary and
        Treasurer of the Company                           53     1991

Dante Gullace, Attorney-at-Law *                           65     1979

William A. DeNight, Independent Business Consultant        63     1986

John F. Kendall, Chief Operating Officer of Perk
        Development Corporation *                          54     1988

Wm. Patrick Marchbanks,  President of Marchbanks Truck
Service Inc. and Travel Plaza Network, Inc.                42     1997

* Member of the Audit Committee of the Board of Directors

	Mr. Saunders has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. In addition to his relationship with the Company, he is the Chief Executive Officer of Sugar Creek Corporation, which operates, through subsidiaries, convenience stores and a petroleum distribution business.
	Mr. Holahan has been President and Chief Operating Officer of the Company for more than five years.
	Mr. Burslem has been the Vice President, Finance; Secretary; and Chief Financial Officer of the Company for more than five years. He has been Treasurer since March 1996.
	Mr. Gullace has been a member of the firm of Gullace, Easton & Weld, the Company's counsel, for more than five years.
	Mr. DeNight has acted as an independent business consultant, primarily in the transportation industry, for more than five years.
	Mr. Kendall has been Chief Operating Officer of Perk Development Corporation, which is engaged in the operation of several Perkins Family Restaurants, for more than five years.
	Mr. Marchbanks has been President of Marchbanks Truck Service, Inc., a truck stop doing business as Bear Mountain Travel Stop in Bakersfield, California, for more than five years. Since January 1995, Mr. Marchbanks has also been President of Travel Plaza Network, Inc. which publishes a recreational vehicle travel guide to America's finest travel plazas.

                           PRINCIPAL SHAREHOLDERS

        Under the regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares.

        The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of August 8, 1997 by (i) each person known by the Company to own, beneficially, more than 5% of its outstanding Common Stock, (ii) each director of the Company other than the directors named under (i) below, and (iii) all officers and directors of the Company as a group:
                                        Number of Shares
        Name (1)                        Beneficially Owned          % of Class
(i)	E. Philip Saunders		1,696,000(2)			30.38%
        Phoenix Associates II             680,308                       12.19%
        John M. Holahan                   535,300(3)                     9.59%
(ii)    William A. DeNight                    106                 less than 1%
        John F. Kendall                       500                 less than 1%
        Wm. Patrick Marchbanks              6,466                 less than 1%
        William Burslem III                   530(4)              less than 1%
(iii)	All Officers and Directors as a group,
          including those named above   2,238,902(2,3,4)                40.10%

(1) Unless otherwise noted, the shareholders referred to above have sole voting and investment power with respect to the Common Stock which they own.

(2) Does not include (a) 106,007 shares into which Convertible Debentures held by Mr. Saunders may be converted or (b) 1,060 shares available if Mr. Saunders exercises warrants that he holds.

(3) Does not include (a) options to purchase 407,400 shares, granted to Mr. Holahan under the Company's Incentive Stock Option Plans, discussed below or (b) 17,668 shares into which Convertible Debentures held by Mr. Holahan may be converted.

(4) Does not include options to purchase 58,913 shares, granted to Mr. Burslem under the Company's Incentive Stock Option Plans, discussed below.


                           CERTAIN BUSINESS RELATIONSHIPS

        In March 1984, the Company entered into a 20-year sublease with Maybrook Realty, Inc., a corporation owned by Mr. Saunders and another individual, for its Maybrook, New York travel plaza. The lease expires in March 2004 and provides for the Company to pay rent at the rate of $37,500 per month, plus all utilities, taxes, and other charges and expenses related to the property. The future minimum rental commitment for the non-cancelable lease amounts to $262,500 during the balance of fiscal 1997/98, $450,000 in fiscal 1998/99, $450,000 in fiscal 1999/00, and $1,762,500 for the remaining term of the lease. The Company has three five-year-renewal options at monthly rentals of $41,250 (during the first renewal term), $45,375 (during the second renewal term), and $49,912 (during the third renewal term). The Company also has an option to purchase the travel plaza for $3,500,000 at the end of the original term or any renewal term. On the basis of its experience with other truck stops, the Company believes that the terms of this lease are at least as favorable as terms that could have been obtained for a similar facility from a disinterested landlord in arms' length negotiations.
	On May 1, 1986, the Company purchased its Belmont, New York facility from a corporation owned by Mr. Saunders and another individual. The facility was purchased for $450,000 cash, with an additional agreement by the Company to pay $150,000 more out of future earnings of the facility. To date, the Company has paid $123,127 of the additional price. On the basis of its experience with other truck stops, the Company believes the acquisition terms are at least as favorable as terms that could have been obtained for a similar facility from a disinterested seller in arms' length negotiations.
	In January 1996, the Company entered into a 10-year agreement with Griffith Oil Co., Inc. ("Griffith Oil"), a subsidiary of Sugar Creek Corporation (a corporation owned by Mr. Saunders), pursuant to which Griffith Oil supplies diesel fuel to the Company's facilities in Dansville, Binghamton, and Belmont, New York. These three locations represent approximately 11% of the Company's total requirements for diesel fuel. The agreement provides for the Company to purchase diesel fuel for Griffith Oil's cost, plus trucking, plus a fixed margin equal to $.01 per gallon. The Company may purchase diesel fuel for other locations from Griffith Oil on the same basis. In addition, the Company purchases diesel fuel at its Berwick, Pennsylvania bulk fuel facility from Griffith Oil pursuant to an agreement that can be canceled at any time. Under this agreement, the Company purchases product for Griffith Oil's cost plus $.0025 per gallon. During the fiscal year ended April 30, 1997, the Company purchased approximately $32,440,000 in petroleum products from Griffith Oil pursuant to these arrangements and through other open market purchases. On the basis of its experience in purchasing from other suppliers and its continuous review of the markets, the Company believes that the terms of these agreements are as favorable to the Company as the terms available from any other supplier of petroleum products.
	The Company retained Mr. Gullace's law firm as its general counsel in fiscal year 1996/97 and continues to retain them in 1997/98.

                     Board of Directors and Committees

        There were three meetings of the Board of Directors during the fiscal year ended April 30, 1997. All directors attended each meeting except John O. Eldredge who resigned prior to the March 1997 meeting. Wm. Patrick Marchbanks was appointed to the Board of Directors at the March 1997 meeting to replace Mr. Eldredge. Each non-employee director is currently paid $1,000 plus his expenses for attendance at each Board and committee meeting. The Board has only one committee, the Audit Committee. Except as described below, all of the remaining functions of the Board are performed by the full Board. All Directors filed the necessary forms with the Securities and Exchange Commission on time.
	The functions of the Audit Committee are to review the Company's reports to the shareholders with management and the independent auditors to assure that appropriate disclosure is made; to recommend the firm of independent auditors for appointment to perform the annual audit; to review and approve the scope of the independent auditors' work; to review the effectiveness of the Company's internal controls; and related matters. The Committee met with the Company's chief financial officer two times and met with the Company's independent auditors once during the fiscal year ended April 30, 1997.

                             Executive Compensation
	The following table sets forth information concerning the cash compensation paid or accrued by the Company for the Chief Executive Officer and each executive officer who received total compensation in excess of $100,000.

                            SUMMARY COMPENSATION TABLE

				Annual Compensation
Name and                                                          Other Annual
Position                        Year    Salary ($)      Bonus($)  Compensation
                                                                        ($)
E. Philip Saunders              1997      None           79,830      123,800
CEO (1)                         1996      None           79,641      123,800
                                1995      None           81,016      123,800

John M. Holahan                 1997    200,000         167,528        None
President and COO               1996    194,029         166,534        None
                                1995    187,720         173,771        None

William Burslem III             1997    108,404          47,000        None
Vice President, CFO,            1996    103,396          46,900        None
Secretary and Treasurer         1995    102,012          48,864        None

(1)  See Report of the Board of Directors on Executive Compensation

	There was no Long Term Compensation or Other Compensation of any kind paid or accrued. The Option/SAR Grants in the last fiscal year are detailed in the schedule below. There were no Aggregated Option/SAR Exercises in the last fiscal year. There were no Long-term Incentive Plans - Awards in the last fiscal year. The Company has no Pension Plan. There were no Ten-year Option/SAR Repricings in the last fiscal year. There were no other New Plan Benefits in the last fiscal Year.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                          Potential Realizable
                                                              Value at Assumed
          Individual Grants                                    Annual Rates of
                     %of Total Options/SARs                    Stock Price
         Options/SARs Granted to Employees  Exercise  Expiration
Name      Granted       in Fiscal Year       Price      Date    5%        10%
E. Philip
Saunders   None              None             None      N/A    N/A        N/A
John M.
Holahan   95,400              55%            $2.59   06/27/06 $141,200 $371,100
William
Burslem
III        6,283               4%            $2.59   06/27/06 $  9,300 $24,400
William
Burslem
III        5,300               3%            $2.36   03/25/07 $  9,100 $21,800

Options granted and exercise price have been adjusted for 6% stock dividend issued April 28, 1997.

                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND APRIL 30, 1997 OPTION/SAR VALUES
                                                           Value of
                                       Number of          Unexercised
         Shares Acquired   Value      Options/SARs        Options/SARs
Name      on Exercise    Realized    at April 30, 1997  at April 30, 1997
E. Philip
Saunders     None           N/A          None                  N/A
John M.
Holahan      None           N/A         307,400              $53,000
William
Burslem
III         9,300         $17,650        43,913              $26,595

Options granted and exercise price have been adjusted for 6% stock dividend issued April 28, 1997.

                                 Performance Chart (1)
	The following chart compares the five-year cumulative total returns of Travel Ports of America, Inc. (2) to the CRSP Index for NASDAQ Stock Market (US Companies) and the CRSP Index for NASDAQ Trucking & Transportation Stocks. Travel Ports of America, Inc. does not have a peer group that publishes information that could be used for a comparison. The NASDAQ Trucking & Transportation Stock was used for our peer comparison.

	The Chart inserted in the Proxy Statement at this point reflects a graph comparing Travel Ports of America, Inc. to the NASDAQ Stock Market (US Companies) and NASDAQ Trucking & Transportation Stocks.

(1) Pursuant to Proxy Rules, this section of the Proxy Statement in not deemed filed with the SEC and is not incorporated by reference to the Company's Report on Form 10-K.
(2) Assumes the value of the investment in the Company's common stock and each index was $100.00 on April 30, 1992 and that any dividends were reinvested.

                Report of the Board of Directors on Executive Compensation There is no Compensation Committee as the total Board acts on matters of compensation. The Board reviews annually the compensation of the Officers. This review takes into account the performance of the Company over the past year and three year periods and a projection for future performance over the next three years.
	The CEO does not receive a salary from the Company. His compensation is based upon a consulting agreement. This agreement provides a monthly payment of $10,316.67 and a bonus based upon the earnings of the Company. The bonus section of the agreement ties a significant portion of his compensation to the earnings of the Company.
	The following are members of the Board: E. Philip Saunders, John M. Holahan, William Burslem III, Dante Gullace, William A. DeNight, John F. Kendall and Wm. Patrick Marchbanks.

                            Incentive Stock Option Plans
	On July 7, 1986, the Company adopted the Incentive Stock Option Plan (the "ISO Plan") applicable to officers and key employees of the Company. The ISO Plan authorizes the issuance of options to purchase an aggregate of 180,000 shares of the Company's Common Stock. Options granted pursuant to the ISO Plan are intended to constitute incentive stock options under the Internal Revenue code of 1954, as amended. Under the ISO Plan, options may be granted at not less than 100% (110% in the case of 10% shareholders) of the fair market value of the Company's Common Stock on the date of grant, and the value of the options exercised by any one employee may not exceed $100,000 per year, plus certain carryovers from prior years. Options may not be granted more than ten years from the ISO Plan date. Options granted under the ISO Plan must be exercised, if at all, within ten years from the date of grant. The Shares of Common Stock acquired through exercise of an option may not be sold for at least two years from the date of the grant of the option, or one year after the transfer of the shares to the optionee, which ever is later. Further, the optionee may not transfer any option except by will or by the laws of descent and distribution. Options granted under the ISO Plan must be exercised, if at all, within three months after termination of employment for any reason other than death or disability and within one year after termination of employment due to death or disability. The Board of Directors of the Company has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.
	As of August 8, 1997, options are outstanding as follows: Mr. Burslem -- 31,732 shares; all executive officers as a group - 31,732 shares; and all other employees as a group -- 113,685. During the fiscal year ended April 30, 1997, 9,436 options were granted, 6,500 options were exercised and 2,000 options were terminated. This Plan terminated on July 7, 1996. Options can be exercised or terminated under this Plan but no further options can be granted. Additional shares amounting to 8,131 were added to outstanding options as a result of the 6% stock dividend distributed on April 28, 1997.
	On October 29, 1991, the Company adopted the 1991 Incentive Stock Option Plan (the "1991 ISO Plan") applicable to officers and key employees of the Company. The 1991 ISO Plan authorizes the issuance of options to purchase an aggregate of 100,000 shares of the Company's Common Stock. Options granted pursuant to the 1991 ISO Plan are intended to constitute incentive stock options under the Internal Revenue code of 1986, as amended. Under the 1991 ISO Plan, options may be granted at not less than 100% (110% in the case of 10% shareholders) of the fair market value of the Company's Common Stock on the date of grant, and the value of the options exercised by any one employee may not exceed $100,000 per year, plus certain carryovers from prior years. Options may not be granted more than ten years from the 1991 ISO Plan date. Options granted under the 1991 ISO Plan must be exercised, if at all, within ten years from the date of grant. The Shares of Common Stock acquired through exercise of an option may not be sold for at least two years from the date of the grant of the option, or one year after the transfer of the shares to the optionee, which ever is later. Further, the optionee may not transfer any option except by will or by the laws of descent and distribution. Options granted under the 1991 ISO Plan must be exercised, if at all, within three months after termination of employment for any reason other than death or disability and within one year after termination of employment due to death or disability. The Board of Directors of the Company has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.
	As of August 8, 1997, options are outstanding as follows: Mr. Burslem - 1,062 shares; all executive officers as a group - 1,062; and all other employees as a group - 69,360. During the fiscal year ended April 30, 1997, 1,062 options were granted, 12,800 options were exercised and no options were terminated. Additional shares amounting to 3,360 were added to outstanding options as a result of the 6% stock dividend distributed on April 28, 1997.
	On October 26, 1993, the Company adopted the 1993 Incentive Stock Option Plan (the "1993 ISO Plan") applicable to officers and key employees of the Company. The 1993 ISO Plan authorizes the issuance of options to purchase an aggregate of 200,000 shares of the Company's Common Stock. Options granted pursuant to the 1993 ISO Plan are intended to constitute incentive stock options under the Internal Revenue code of 1986, as amended. Under the 1993 ISO Plan, options may be granted at not less than 100% (110% in the case of 10% shareholders) of the fair market value of the Company's Common Stock on the date of grant, and the value of the options exercised by any one employee may not exceed $100,000 per year, plus certain carryovers from prior years. Options may not be granted more than ten years from the 1993 ISO Plan date. Options granted under the 1993 ISO Plan must be exercised, if at all, within ten years from the date of grant. The Shares of Common Stock acquired through exercise of an option may not be sold for at least two years from the date of the grant of the option, or one year after the transfer of the shares to the optionee, which ever is later. Further, the optionee may not transfer any option except by will or by the laws of descent and distribution. Options granted under the 1993 ISO Plan must be exercised, if at all, within three months after termination of employment for any reason other than death or disability and within one year after termination of employment due to death or disability. The Board of Directors of the Company has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.
	As of August 8, 1997, options are outstanding as follows: Mr. Burslem -- 5,819 shares, Mr. Holahan -- 106,000 shares; all executive officers as a group -- 111,819; and all other employees as a group -- 97,520. During the fiscal year ended April 30, 1997, 15,490 options were granted, 1,000 options were exercised and 1,500 options were terminated. Additional shares amounting to 11,849 were added to outstanding options as a result of the 6% stock dividend distributed on April 28, 1997.
        On October 24, 1995, the Company adopted the 1995 Incentive Stock Option Plan (the "1995 ISO Plan") applicable to officers and key employees of the Company. The 1995 ISO Plan authorizes the issuance of options to purchase an aggregate of 200,000 shares of the Company's Common Stock. Options granted pursuant to the 1995 ISO Plan are intended to constitute incentive stock options under the Internal Revenue code of 1986, as amended. Under the 1995 ISO Plan, options may be granted at not less than 100% (110% in the case of 10% shareholders) of the fair market value of the Company's Common Stock on the date of grant, and the value of the options exercised by any one employee may not exceed $100,000 per year, plus certain carryovers from prior years. Options may not be granted more than ten years from the 1995 ISO Plan date. Options granted under the 1995 ISO Plan must be exercised, if at all, within ten years from the date of grant. The Shares of Common Stock acquired through exercise of an option may not be so ld for at least two years from the date of the grant of the option, or one year after the transfer of the shares to the optionee, which ever is later. Further, the optionee may not transfer any option except by will or by the laws of descent and distribution. Options granted under the 1995 ISO Plan must be exercised, if at all, within three months after termination of employment for any reason other than death or disability and within one year after termination of employment due to death or disability. The Board of Directors of the Company has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.
	As of August 8, 1997, options are outstanding as follows: Mr. Holahan -- 201,400 shares; all executive officers as a group -- 201,400; and all other employees as a group -- 10,600. During the fiscal year ended April 30, 1997, 100,000 options were granted, no options were exercised and no options were terminated. Additional shares amounting to 12,000 were added to outstanding options as a result of the 6% stock dividend distributed on April 28, 1997.
        On October 22, 1996, the Company adopted the 1996 Incentive Stock Option Plan (the "1996 ISO Plan") applicable to officers and key employees of the Company. The 1996 ISO Plan authorizes the issuance of options to purchase an aggregate of 500,000 shares of the Company's Common Stock. Options granted pursuant to the 1996 ISO Plan are intended to constitute incentive stock options under the Internal Revenue code of 1986, as amended. Under the 1996 ISO Plan, options may be granted at not less than 100%
(110% in the case of 10% shareholders) of the fair market value of the Company's Common Stock on the date of grant, and the value of the options exercised by any one employee may not exceed $100,000 per year, plus certain carryovers from prior years. Options may not be granted more than ten years from the 1996 ISO Plan date. Options granted under the 1996 ISO Plan must be exercised, if at all, within ten years from the date of grant. The Shares of Common Stock acquired through exercise of an option may not be sold for at least two years from the date of the grant of the option, or one year after the transfer of the shares to the optionee, which ever is later. Further, the optionee may not transfer any option except by will or by the laws of descent and distribution. Options granted under the 1996 ISO Plan must be exercised, if at all, within three months after termination of employment for any reason other than death or disability and within one year after termination of employment due to death or disability. The Board of Directors of the Company has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.
	As of August 8, 1997, options are outstanding as follows: Mr. Burslem - 20,300, Mr. Holahan -- 100,000 shares; all executive officers as a group -- 120,300; and all other employees as a group - 97,950. During the fiscal year ended April 30, 1997, 37,500 options were granted, no options were exercised and no options were terminated. Additional shares amounting to 2,250 were added to outstanding options as a result of the 6% stock dividend distributed on April 28, 1997.

                                   401(k) Plan
	The Company maintains a tax-qualified, defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code (The "401(k) Plan"). All employees with one (1) year or more of service may elect to have a portion of their salaries contributed on their behalf to the 401(k) Plan. Although any amounts contributed to the 401(k) Plan for the benefits of the participants are immediately and unconditionally vested, such contributions are not currently taxable income to the participants and are generally not available to them until termination of employment. The amount ultimately received by a participant or by a participant's beneficiary may be more or less than the amount contributed by the participant to the 401(k) Plan, depending upon the investment experience of the fund chosen by the participant, and the amount of any Company contributions made on behalf of the participant. Amounts accrued for the Company's contributions for the 401(k) Plan at April 30, 1997 for executive officers were $4,500.00 for Mr. Holahan and $3,560.78 for Mr. Burslem.

                                 INDEPENDENT AUDITORS
	The Board of Directors has selected the accounting firm of Price Waterhouse to serve as independent auditors for the Company for the fiscal year ending April 30, 1998. The firm has served as independent accountants for the Company since 1986.
	A representative of Price Waterhouse will be present at the meeting with the opportunity to make a statement, and will also be available to respond to appropriate questions from shareholders.

                                    OTHER MATTERS
	The Board of Directors is not aware of any other matters that may properly be presented for action at the meeting. If any other matters should come before the meeting requiring the vote of shareholders, the person named in the enclosed proxy will have discretionary authority to vote proxies in accordance with their judgment.

                                ADDITIONAL INFORMATION
	A copy of the Annual Report, Form 10-K, filed with the Securities and Exchange Commission, may be obtained by writing the Company at its executive offices, 3495 Winton Place, Building C, Rochester, New York 14623,
Attention: Secretary.


                   SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING Shareholder proposals intended to be presented at the 1998 Annual
Meeting must be submitted in writing to the Corporate Secretary of the Company at its principal executive offices located at 3495 Winton Place, Building C, Rochester, New York 14623 by May 18, 1998.

	SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

By order of the Board of Directors


William Burslem III
Secretary
Rochester, New York
September 29, 1997